EXHIBIT 5(d)


                     INVESTMENT ADVISORY SERVICES AGREEMENT

     This INVESTMENT ADVISORY SERVICES AGREEMENT (this "Agreement") is entered into as of July 15, 1997, by and between GMG/Seneca Capital Management, L.P., a limited partnership organized and existing under the laws of the State of California, having its principal place of business at 909 Montgomery Street, Suite 600, San Francisco, California 94133 (the "Partnership"), and GMG/Seneca Capital Management LLC, a limited liability company organized and existing under the laws of the State of California, having its principal place of business at 909 Montgomery Street, Suite 500, San Francisco, California 94133 (the "Company").

     WHEREAS, the Partnership and the Company are registered investment advisers registered under the Investment Advisers Act of 1940, as amended from time to time;

     WHEREAS, the Partnership performs investment advisory services pursuant to certain investment advisory contracts (collectively, the "Investment Advisory Contracts"), including, without limitation, as manager of the Seneca Bond Fund, the Seneca Growth Fund, the Seneca Mid-Cap "EDGE" Fund and the Seneca Real Estate Securities Fund (collectively, the "Seneca Sponsored Funds") and the subadvisor for the Working Assets Money Market Portfolio, E*Fund, Muir California Tax-Free Income, Citizens Income and Emerging Growth Portfolios (collectively, the "Citizens Funds") and, together with the Seneca Sponsored Funds, the "Funds");

     WHEREAS, the Partnership desires to obtain from the Company, upon request of the Partnership, all services necessary or convenient to the conduct of its business as investment manager or subadvisor with respect to the Funds and the performance of the Investment Advisory Contracts including, without limitation, investment research and analysis services, human resource software), building services, supplies and other investment, operating, administrative and clerical services necessary or appropriate in connection with supervising and managing the investments of that Funds, directing the purchase and sale of investments of the Funds and ensuring that investments follow the investment objective, strategies, and policies of the applicable Fund and comply with government regulations (the "Services"); and

     WHEREAS, the Company is willing to provide the Services subject to and in accordance with the terms of this Agreement and to maintain a qualified staff possessing the necessary experience and expertise to provide the Services.

     NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1
                                    ---------
              SERVICES TO BE PROVIDED BY THE COMPANY: COMPENSATION
              ----------------------------------------------------

     1.01 The Company shall provide such Services to the Partnership, as applicable, as the Partnership may request from time to time, in accordance with and subject to the terms hereof,



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and shall maintain a properly qualified staff and perform its obligations hereunder in accordance with its current standard practices, policies and procedures. In particular, the Company shall provide the Partnership with the investment management services of Gail P. Seneca, Richard D. Little, Charles B. Dickie and David Shapiro and each other employee of the Company who is a member of any investment team with respect to any of the Seneca Sponsored Funds, for so long as such employees remain employees of the Company (it being understood that the Company has no present intention of terminating any of such employees during the term of this Agreement). In addition, the Company acknowledges that Gail P. Seneca is the Investment Officer of the Partnership and may provide Services directly to the Partnership in such capacity.

     1.02 For providing the Services (including any services rendered by Gail P. Seneca in her capacity as the Investment Officer of the Partnership), the Partnership shall reimburse and compensate the Company in an amount equal to the reasonable cost to the Company (as determined by the Company with the prior written approval of the Partnership) of providing the Services, which shall include the pro rata portion of all fixed costs (such as annual salaries, equipment and office leases, and similar expenses) and all variable costs relating to the Company's performance of the Services. The Partnership shall pay all amounts due pursuant to this Section 1.02 within a reasonable period of time after accrual thereof and in accordance with the customary payment practices of the Partnership.

                                    ARTICLE 2
                                    ---------
                                      TERM
                                      ----

     2.01 This Agreement shall commence on the date hereof and continue in full force and effect until the earlier of (i) the LP Closing Date (as defined in the Purchase Agreement) and (ii) the effective date of termination of this Agreement in accordance with Section 2.02 hereof.

     2.02 In the event that the parties to the Purchase Agreement determine that the LP Closing will not take place for any reason, either the Partnership or the Company may terminate this Agreement upon written notice to the other party in accordance with Section 3.01 hereof, with such termination being effective immediately or on such other date as may be indicated in such notice, provided that such termination may not be effected unless and until the Investment Advisory Contracts have terminated.

     2.03 The termination of this Agreement shall not affect the obligation of the Partnership to pay the Company the amounts due to the Company hereunder with respect to the performance of its Services prior to the date of termination.




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                                   ARTICLE 3
                                   ---------
                                 MISCELLANEOUS
                                 -------------

     3.01 All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to the Partnership, to:

          GMG/Seneca Capital Management, L.P.
          909 Montgomery Street
          Suite 600
          San Francisco, California 94133
          Attention: Gail P. Seneca
          Telephone: (415) 677-1550
          Facsimile: (415) 677-1692

     with a copy to:

          Goodwin, Procter & Hoar LLP
          Exchange Place
          Boston, MA 02109
          Attention: Richard E. Floor, P.C.
          Telephone: (617) 570-1260
          Facsimile: (617) 523-1231

     if to the Company, to:

          GMG/Seneca Capital Management LLC
          909 Montgomery Street
          Suite 500
          San Francisco, California 94133
          Attention: Gail P. Seneca
          Telephone: (415) 677-1550
          Facsimile: (415) 677-1692

     with a copy to:

          Phoenix Duff & Phelps Corporation
          56 Prospect Street
          Hartford, Connecticut 06115-0480
          Attention: Thomas N. Steenburg, Esq.
                     Vice President and General Counsel
          Telephone: (860) 403-5261
          Facsimile: (860) 403-7600



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          and

          Goodwin, Procter & Hoar LLP
          Exchange Place
          Boston, MA 02109
          Attention: Richard E. Floor, P.C.
          Telephone: (617) 570-1260
          Facsimile: (617) 523-1231

Except as expressly set forth to the contrary in this Agreement, all such notices, requests or other communications provided for or permitted to be given under this Agreement must be in writing and shall be given either by registered or certified mail, addressed to the recipient, with return receipt requested, or by delivering the writing to the recipient in person, by courier, or by facsimile transmission; and a notice, request or communication given under this Agreement is effective upon receipt or three (3) days after the date mailed, whichever is sooner.

     3.02 (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure of delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     3.03 This Agreement is personal to the parties, and no rights or obligations under this Agreement may be assigned by any party (including as a result of an assignment by operation of law) without the prior written consent of the other party. No assignment of this Agreement by a party hereto shall relieve such party of any of its obligations hereunder.

     3.04 Subject to the provisions of Section 3.03, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     3.05 This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflict of laws rules of such state.

     3.06 If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the fullest extent permitted by law.



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     3.07 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     3.08 This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the rights of employment. The individuals providing the Services on behalf of the Company shall be for all purposes employees of the Company and shall not be employees of the Partnership.

                 [Remainder of page intentionally left blank.]





                                       5

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     IN WITNESS WHEREOF the parties hereto have caused this Investment Advisory
Services Agreement to be executed by their duly authorized representative as of the day and year first written above.



                                GMG/SENECA CAPITAL MANAGEMENT L.P.



                                By:  /s/ Gail P. Seneca
                                     --------------------------------------
                                     Name:  Gail P. Seneca
                                     Title: Managing General Partner/Chief
                                            Executive Officer



                                GMG/SENECA CAPITAL MANAGEMENT LLC



                                By:  /s/ Gail P. Seneca
                                     --------------------------------------
                                     Name:  Gail P. Seneca
                                     Title: President/Chief Executive Officer